LOAN AGREEMENT

1. Ceska sporitelna, a. s., Prague 1, Na Prikope 29, ZIP Code 113 98 ICO (Org. Ident. No.): 45 24 47 82 represented by JUDr. Karel Kotrba, the Vice-chairman of the Board of Directors and the First Deputy to the General Director and JUDr. Rudolf Hanus, the Member of the Board of Directors and the Deputy to the General Director

     (hereinafter referred to as "Sporitelna")

     and

2. CME Media Enterprises B. V., with its registered office at Leidseplein 29, 1017 PS Amsterdam, represented by Leonard Martin Fertig, Managing Director

     (hereinafter referred to as "the Client")

     enter

     pursuant to Section 497 and the following of the Commercial Code No. 513/1991 Coll. as amended (hereinafter referred to as "the Commercial Code") into the following

                                 Loan Agreement:

                                       I.

1. Sporitelna agrees to lend to the Client a long term investment loan to pay up a portion of the purchase price for the Participation interest in the firm Ceska nezavisla televizni spolecnost, spol. s r. o., equal to 850,000,000 CZK (in words: eight hundred fifty million Czech Crowns).

     The loan facilities will be placed to the credit account No.
     4503-324951-988/0800 opened with the Ceska Sporitelna, a. s., Subsidiary in Prague.

2. The parties hereunder have agreed upon an interest rate of 12.9% p.a. which shall be applicable until the loan has been repaid and settled.

3. Sporitelna shall sequentially transfer the loan facilities into the account No. 27-2295750106-988/0800 on the basis of the Agreement on Transfer of Participation Interest and the Agreement on a Future Agreement.

                                       II.

1. The parties to this Agreement agree, that the loan facilities as described in Article 1 above may be used only for the purpose specified under Article
     I. Paragraph 1.

2. If the Client fails to meet this contractual obligation Sporitelna will be entitled to proceed in accordance with Article IX. hereof,

3. In checking the purpose for which the loan facilities are drawn up Sporitelna reserves the right to proceed in accordance with Article VIII. hereof.

                                      III.

1. The parties hereunder agree that the loan will be drawn up sequentially in two amounts i.e. 450 million not later than on or before 30 days after the signing of this Agreement and 400 million in April 1997.

                                       IV.

1. Sporitelna and the Client agree that the last date to repay the loan is set to expire on 20 November 2003.

2. The Client covenants to make repayments on the loan quarterly always by 20th day of the 2nd, 5th, 8th and 11th month commencing on 20 November 1997. The installments shall be paid as follows:

     November 1997 - November 1998               CZK 22,500,000
     February 1999 - August 2002                 CZK 42,500,000
     November 2002 - November 2003               CZK 20,000,000

     The last installment shall be paid at 20 November 2003.

3.   The Client covenants to pay the agreed interest in accordance with Article
     I. hereof always by the last day of the quarter of the year beginning with the 4th quarter of the year 1996. The payment of interest shall be preferred to a repayment of loan. The payment is stated in Article VIII paragraph 2.

4. The Client is entitled to prepay the facilities drawn up under the loan before the repayment days set out in the Agreement subject to notification of such a repayment to Sporitelna not less than 30 days before the prepayment day,


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

                                       V.

1. Any delay in any installment or interest payment (Article IX paragraph 1) is a material breach of the terms and conditions of this Agreement. Sporitelna will debit any amount overdue (interest, installment) into unpaid installments check accounts and will charge the respective amount with the interest rate up to the rate specified in Article I. paragraph 2 hereof as of the first day following the due repayment date for such an amount until the amount has been discharged.

     Sporitelna is entitled to charge a contractual penalty on any amount overdue (installments, interests) equal up to 10% p. a., if the client will not pay the installments or agreed interest stated in Article IV.

                                       VI.

1. Sporitelna is entitled to charge the Client for the services in connection with the provision, administration and enforcement of the loan facilities as well as with the interest payment a fee listed on the Ceska sporitelna,
     a. s., Price List applicable for banking transactions made in Czech Crowns and being in force on the date of billing the respective transaction.

2. The Client agree to pay to Sporitelna the fees charged pursuant to Paragraph 1 of this Article by the last day of each quarter of the year beginning with the 4th quarter of the year 1996.

                                      VII.

1. The Client undertakes to maintain the current (checking) account No. 324951-988/0800 with Ceska sporitelna, a. s., Subsidiary in Prague, for the entire period of the loan. Moreover, the Client undertakes to place or to keep in this account such an amount of money that at any time the Sporitelna receivables become due the amount credited to the account be sufficient to cover such receivables according to the following Paragraph of this Article.

2. The Client agrees that Sporitelna may cover its receivables becoming due in the course of discharging the loan (such as payable installments, interest, fees and contractual penalty under Article V. hereof ) out of the current account No. 324951-998/0800 maintained pursuant to Paragraph 1 of this Article with the Ceska sporitelna, a. s. Subsidiary in Prague, without the necessity to receive any prior Client's order or advising the Client thereof. In addition, the Client authorizes Sporitelna to issue the payment documents required to settle the respective amounts and to make the payments thereof at the due date of the said receivables prior to other payments which Sporitelna should make out of the above current account following the Client's order on this date.


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

3. As to the contractual penalty agreed in Article V. hereof the right to charge it is established on the moment when Sporitelna acknowledges the breach of the Client's duties as stated in Article V. paragraph 2 of this Agreement.

4. By payment of the contractual penalty the right of Sporitelna to be compensated for damages incurred by Sporitelna due to the non-fulfillment of the Clients obligations secured by this contractual penalty according to the Article V. paragraph 2 of this Agreement remains unaffected.

                                      VIII.

1. Besides the right to check the purpose for which the loan is disbursed Sporitelna is entitled to examine the Client's financial standing and other facts concerning the Client which existence could result in the necessity to change the contractual conditions and terms on and subject to which the loan has been provided or in jeopardizing the repayment of the loan. The Client agrees to enable the Sporitelna to inspect and to examine the Client's financial standing and other circumstances set out in this Paragraph.

2. In order to secure the Sporitelna's rights defined in Paragraph 1 of this Article the Client covenants:

     - to promptly notify Sporitelna of all facts which might be prejudicial to the loan repayment or as the case may be could result in any change of the conditions and terms on and subject to which the loan has been provided, especially the Client shall notify Sporitelna of any change to the Client's assets (property) extending beyond the ordinary course of business and in addition shall submit the updated financial and income statements if the premises under which the Loan Agreement was made have Changed;

     n- to inform Sporitelna on any changes to its organization and legal status (such as merger, division, entry of another quota holder, quota holder's death, changes in the Company's statutory bodies, going to bankruptcy and settlement procedure, alterations to small trade license or the Commercial Register etc.) which duty applies also to the preparation stage thereof or the time before starting of the respective procedure. The Client also undertakes to provide Sporitelna with a proof that the above indicated changes actually exist;

     - to inform Sporitelna of its intention to transfer the object with respect to which the loan has been provided to another legal entity before such intention has been effected and to ask Sporitelna for its consent thereto.

At any time before the Loan has been fully repaid the Client undertakes to assume no action which might even partly jeopardize the satisfaction of the Sporitelna as creditor.


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

                                       IX.

Should Sporitelna in exercising its rights under Article VIII. above determine any fact which could be prejudicial to the loan repayment especially if the Client fails to perform its duties, Sporitelna will be entitled to take with respect to the Client to suspend further loan disbursements if the loan has not been yet paid out in full and to discuss immediately such situation with the Client with the objective to take measures to remedy the situation,

                                       X.

In respect of the character of the loan transaction the parties hereunder have agreed to provide the following security of the monetary receivables and its accessories payable to Sporitelna under this Loan Agreement:

     - the Agreement on a Future Agreement between Ceska sporitelna, a.s., and CME Media Enterprises B.V. concluded on August 1, 1996.

                                       XI.

The parties hereunder agree that the following events establish a material breach of this Agreement:

     a) the Client will use the loan in contradiction with the purpose as stated in Article I paragraph 1;

     b) the Client is in arrears with payment of at least two installments for more than three months;

     c) the Client is in arrears with payment of interest for more than three months;

     d)   the Client has been dissolved as entrepreneurial entity;


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

2. Should the above circumstances as stated in paragraph 1 of this Agreement occur Sporitelna will be entitled to terminate the Agreement or to give a notice of termination and to request the repayment of all the loan (or its amounts actually disbursed) including interest and all payable receivables. The termination shall take effect on the day of its delivery in writing to the Client. The notice of termination is to be given one month in advance and begins with the first day of the calendar month next following the month in which the notice was served.

3. In any other case of violation of the duties on the part of the Client and affecting the relations arising from this Agreement Sporitelna shall be entitled to terminate the Agreement by giving a one month prior notice. The paragraph 2 shall be effective in this case.

4. The Client is entitled to terminate this Agreement without stating grounds by giving one month prior notice. The Client is however obligated to repay all disbursement on the loan together with their accessories as well as any outstanding receivables payable to Sporitelna. The notice of termination begins as stated in paragraph 2.

5. All notices are deemed orderly served beginning with the third day following the return to Sporitelna of the notice letter which could not have been delivered if the letter had been sent over to the Client's registered office address determined on the date of execution of this Agreement or to its last known address notified by the Client in writing.

                                      XII.

1. The Client agrees that Sporitelna discloses, if it thinks practicable and reasonable, a banker's information referred to in Section 38 paragraph 1 of the Act on Banks (Bank Secrecy) to satisfy the needs of financial institutions. To ensure due payment transactions Sporitelna may upon a written request of another bank provide particulars of the Client's bank.

2. Unless provided otherwise in this Agreement the relations between the Client and Sporitelna are governed by the applicable law and regulations.


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

                                      XIII.

1. This Agreement takes effect on the day of its signing by both the parties hereunder and ends, except of the events defined in Article XI. hereof by fulfillment of all obligations arising from this Agreement.

2. Any modifications to any particular part of this Agreement may be made only by agreement of both parties hereof and in the form of written amendments.

3. Both parties hereof agree that by any amendment to this Loan Agreement no change may be made which would result in increase on the agreed total loan amount, change to the purpose for which the loan has been provided or change in the person of the debtor. All such modification may be made only by execution of a new loan agreement.

                                      XIV.

1.   This Agreement shall be governed by the laws of the Czech Republic.

2. This Agreement has been made in two counterparts of which each has power of the Loan Agreement original deed.

3. Sporitelna has obtained one counterpart and the Client has also obtained one counterpart of the Agreement.


     In Prague, date: August 1, 1996             In Prague, date: August 1, 1996


     On behalf of Sporitelna:                    On behalf of Client:



     -------------------------------             -------------------------------
     JUDr. Karel Kotrba                          Leonard M. Fertig



     _______________________________             Passport No.: _________
     JUDr. Rudolf Hanus
                                                 The personal identity and the
                                                 Signature has been proved by:


                                                 -------------------------------
                                                 (Name and signature of the
                                                    Sporitelna's official)


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